UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material pursuant to §240.14a-12

NYMEX Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous fling by registration statement number or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

This filing relates to the proposed acquisition of NYMEX Holdings, Inc. (“NYMEX Holdings”) by CME Group Inc. (“CME Group”) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 17, 2008, by and among NYMEX Holdings, CME Group, New York Mercantile Exchange, Inc. and CMEG NY Inc.

On March 17, 2008, NYMEX Holdings and CME Group held an Investor Conference Call regarding the proposed acquisition. The following is a transcript of the call:

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen and welcome to the CME Group and NYMEX Holdings Investor Conference Call. I will now turn the call over to John Peschier, Managing Director of Investor Relations of CME Group. Please proceed.

John C. Peschier, Managing Director, Investor Relations, CME Group, Inc.

Thank you very much, and thank you all for joining us today to discuss CME Group’s definitive agreement to acquire NYMEX. To obtain a copy of our release and accompanying slides for this call please go to either of the CME Group or NYMEX websites under Investor Relations. This morning we will walk you through the details of the transaction, and then we will open up the call for your questions. Before I turn this over to Terry Duffy, Executive Chairman of CME Group, I’ll read the Safe Harbor language.

Statements made on this call, or included in the accompanying slides that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement.

For detailed information about factors that may affect our performance, and our ability to complete the transaction, may be found in our press release for the merger, and at CME Group’s and NYMEX Holdings filings, which are available on our respective websites. Additional information about this transaction will be available on cmegroup.com and nymex.com.

Now I would like to turn the call over to Terry.

Terrence A. Duffy, Executive Chairman, CME Group Inc.

Thanks, John and thank you for joining us this morning. With me today are Richie Schaeffer, the Chairman of NYMEX; Craig Donohue, CEO of CME Group; Jim Newsome, the President and CEO of NYMEX; Jamie Parisi, CME Group’s Chief Financial Officer; and Ken Shifrin, the CFO of NYMEX. I’m also happy to have the Vice Chairman of the CME Group, Charlie Carey with us today and former Chairman, Jack Sandner also here.

This morning our two companies announced a historic transaction in which CME Group will acquire NYMEX Holding for cash and stock worth approximately $9.5 billion in total. Our institutions both have distinguish histories and colorful traditions. With NYMEX founded in 1872 and the earliest predecessor to CME Group’s Chicago Board of Trade dating back to 1848. In 2006 we formed a partnership to provide electronic trading for NYMEX products expanding access to their products around the world.

Today we are announcing the natural extension of our strong partnership, joining the world’s leading financial and agricultural futures exchange with the world’s leading energy and metals exchange to provide customers with a full spectrum of products. A combination of two of the industry’s leading and most dynamic exchanges allows us to enhance the efficiencies and opportunities available to derivatives industry participants worldwide, and provides a stronger foundation for us to build on our proven track records of growth and innovation.

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	1

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

Additionally, joining with NYMEX, further builds CME Group’s presence in New York and in locations where energy and metals products are central to risk management strategies, particularly in the Middle East and Asia. We also remain committed to providing customer choice in terms of trading venues. We will continue to operate a trading floor in New York as we do in Chicago.

We have each spent the past several years leading our organizations to dramatic and successful transformations of our business models. We see considerable global competition from other regulated exchanges, from cash markets and from the larger highly profitable over-the-counter marketplaces.

Competing successfully over the long run requires diversity of product offerings, considerable size and scale and widespread global reach. The combination of CME Group and NYMEX will help ensure that the US will continue to have a leading position in the global financial services industry.

We have a proven ability to integrate large-scale businesses. As many of you know we recently transitioned the electronic CBOT interest rate equity and agricultural products, under CME Globex, ahead of schedule and within six months of the close of our merger.

The integration efforts were orchestrated by our operations team, with considerable customer participation and input. We identified significant operational savings for clearing firms and end users and with record CBOT volumes in February. We believe all constituents are reaping the benefits.

As we add more users around the globe, and deepen our liquidity, our customers will see further savings from lower frictional cost and greater trading opportunities. The transaction between CME Group and NYMEX also provides great value for all participants in the futures arena.

Shareholders from both companies will benefit from increased growth opportunities and an overall reduction of operating costs. End users will benefit from the increased liquidity and diverse product offerings similar to the benefits of the CBOT transaction.

Also, clearing firms will benefit significantly from the freeing up of significant capital through the combination of the clearing operations, operational and development savings, combined shareholder requirements and from streamlined customer service.

If you look at Slide 3 you can see this transaction as both strategically accretive and financially compelling. The major strategic benefits include the diversification of our product offerings, enhanced OTC opportunities of the combined company and the opportunity to leverage our size and scale. The deal is also financially compelling with approximately 60 million of expected cost synergies and additional potential growth opportunities.

We expect the transaction to be accretive on a GAAP basis within 12 to 18 months of the close of the transaction, which will – we anticipate will occur in fourth quarter of this year. Later in the call Craig will provide additional details on the many benefits of this deal. Before he does that I’d like to now turn this call over to Riche to provide his perspective. Richie?

Richard Schaeffer, Chairman,

Thank you, Terry. We’re very excited to be here with all of you today to announce this transaction with the CME Group, one that we believe serves the best interest of NYMEX shareholders and all of those who participate in the global commodities and the resource industries. The combination is a unique opportunity for all NYMEX shareholders to participate in a significant way in the future growth of globally competitive – of a globally competitive diversified company.

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	2

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

For CME Group’s shareholders, who may not be as familiar with NYMEX, our company has delivered record results to shareholders every quarter since its IPO in 2006 with record volumes, industry-leading margins and gains in market share on a consistent basis.

We have also been innovative in identifying and pursuing partnerships that can open new growth avenues for us such as the recent Green Exchange announcement and the LCH initiative, as well as long standing efforts for the Dubai Mercantile Exchange and IMAREX of Norway.

Over the past several months the NYMEX board of Directors conducted a thorough review of a range of strategic options for maximizing NYMEX’s long-term growth and earnings potential. We concluded that the CME Group is the best partner for us to help grow NYMEX’s business and take it to the next level.

CME is a large extremely well diversified business with excellent stand-alone growth performance and potential. CME has also developed some plans to grow in the combined CME and NYMEX for the benefit of our shareholders and our customers. Craig will discuss some of these plans in just a few moments.

We believe that we will be able to grow faster and deliver greater value to our shareholders as part of the CME Group than we would otherwise be able to do on our own, either independently or through any other potential combination or alternative.

As Slide 4 shows, the partnership with CME has been tremendous for NYMEX volumes, allowing our benchmark contracts to be distributed globally on the leading electronic derivatives platform. We strongly believe that the CME Group is the right partner at the right time for NYMEX shareholders, members and customers.

For NYMEX shareholders this combination strengthens our competitiveness on a global basis, which will help us grow faster while giving shareholders the opportunity to participate in that growth; for members, a combined platform offering the NYMEX benchmark contracts where a broad slate of CME Group contracts will allow us operational efficiencies and growth opportunities that have not before existed; for our customers the combined platform of NYMEX and CME Group will bring capital efficiencies in new and innovative ways of managing our risk.

CME Group is the right partner at the right time to help NYMEX reach its next level. As part of the transaction NYMEX is required to offer to purchase the 816 outstanding NYMEX Class A memberships for consideration not to exceed $500 million in the aggregate, or approximately 612,000 per membership. The closing of this transaction will be conditioned on, among other things, at least 75% of the memberships being repurchased.

As Terry said, we will continue to run a trading floor here in New York. We plan on staying right here in a building for quite a while. We will be meeting and communicating with our members to provide details about this process. We are very excited about the tremendous long-term opportunities the transaction brings to the marketplace and to NYMEX shareholders.

I’ll now turn it over to my partner, Jim Newsome.

James E. Newsome, President and Chief Executive Officer

Thank you, Richie. This transaction builds on our successful partnership that Terry mentioned earlier, and it will provide additional benefits. Market participants will continue to rely on the price transparency and liquidity they have grown to expect from both exchanges, while utilizing the CME Globex electronic trading platform in gaining operational and capital efficiencies. Importantly, even with the merger, NYMEX will continue to maintain an important presence in the New York area by having both operations and management located here.

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	3

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

As Rich mentioned, this combination will help take us to the next level in the growth of our business. The combination of NYMEX and CME Group brings together the strength of both companies in developing innovative risk management products and it will create new opportunities in new markets for new products and new customers.

Looking ahead, by combining these two exchanges we are creating a state-of-the-art exchange that we believe will be better positioned than any other to meet our customers constantly increasing demands for efficiencies. We believe this combination will create opportunities to compete internationally, and across asset classes, giving us opportunities for new products and new markets for our new customer base.

At this point, I will turn it over to Craig to go through some of the details.

Craig S. Donohue, Chief Executive Officer

Thank you, Jim and Rich. It’s an honor to be here with the NYMEX team, and to have the opportunity to discuss the benefits of this combination.

Let me start with the transaction summary on Slide 5. Under the terms of the definitive agreement shareholders of NYMEX will receive total consideration equal to 0.1323 shares of CME Group Class A common stock, and $36 in cash for each share of NYMEX common stock outstanding, or an aggregate of approximately 12.5 million shares of CME Group Class A common stock and cash of $3.4 billion.

NYMEX shareholders will hold approximately 18.6% of the combined company on a pro forma basis. Shareholders of NYMEX can elect to receive either CME Group Class A common stock or cash for each share of NYMEX common stock. The exact amount of the cash and stock consideration to be received by each NYMEX shareholder will be determined by proration in the event that total cash elections are either greater than or less than the mandatory cash component of approximately $3.4 billion.

CME Group may choose to increase the cash amount if NYMEX shareholders elect to receive more than 3.4 billion in cash under certain circumstances. As previously mentioned, we expect the deal to be accretive on a GAAP basis within 12 to 18 months after the close, which we anticipate will occur before the end of this year.

Turning to Slide 6 you can see that there are substantial expected benefits from this transaction for customers and shareholders of both companies. You have heard both Terry and Rich mention several of them, and I’m going to examine some of the benefits in a little bit more detail starting with global growth.

Slide 7 and 8 help to illustrate the significant opportunity in the energy markets, and how we believe the combined company will be well-positioned to continue to capitalize on the global derivatives growth trend. CME Group has developed significant capabilities over the last decade, and we expect to leverage these capabilities to enhance NYMEX volume growth by stimulating additional demand for energy and metals products.

Each of our companies has begun to develop relationships on a global basis, and our ability to market our joint products should lead to the ability to cross-sell across our entire combined product suite. In addition to significant activity in the US and Europe, CME Group has begun a push into South America and Asia, while NYMEX has been a first-mover in building strong relationships in the Middle East.

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	4

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

Slide 9 outlines the numerous benefits of our intermediaries and customers. We expect to bring efficiencies to our users by providing a single point of context for products, technology and OTC offerings.

In terms of capital savings, by combining the financial safeguards and shareholding requirements of our users, we estimate we would free up hundreds of millions of dollars of capital. In addition, we estimate annual back-office savings of $25 million for our clearing member firms building on the estimated $75 million we save these firms annually based on the CME CBOT merger.

We continue to help our customers manage risk through the use of our products. The addition of NYMEX to CME Group further increases the diversification of our product mix in providing the broadest set of products. Our performance is not reliant on one particular product line. Additionally, this increased diversification broadens the opportunity to create new spread trading opportunities across asset classes.

Slide 10 shows the resulting revenue split by product displaying significant diversity in our business.

Moving on to slide 11, we have identified approximately $60 million in expense synergies, which represents approximately 40% of the addressable NYMEX expense base. The portion of their expenses that are not included in the addressable amount are depreciation and amortization, and direct transaction costs, which include the payment made to CME Group for electronic trading as well as certain ClearPort market-maker programs that are presently in place.

Approximately 50% of the 60 million is related to technology, clearing and operations savings and the other 50% is related to reduction in administrative costs. As has been mentioned we intend to keep a presence in the New York area. Our current plans are to retain the existing real estate as long as the floor meets revenue and profitability tests, and to consolidate the NYMEX trading floors from two to one at the current NYMEX location.

Turning to Slide 12, we also see the potential for additional growth opportunities. Several of the categories relate to enhancing our global sales approach with a fuller complement of products. In the OTC arena we also expect to see increased results through our combined resources and strategies.

If you turn to the next slide you can see a few examples. In our view, the ClearPort offering is as important growth driver for the company. And the potential interest rate swaps and FX area is also a tremendous long-term growth opportunity.

Slide 14 shows the map of the world with notations for the significant partnerships that we will have in place as well as the growing number of telecommunications hubs around the globe. NYMEX has expanded its energy presence globally through its existing relationship with the Dubai Mercantile Exchange, the Norwegian Freight Derivatives Exchange, IMAREX, and the recently announced initiatives with the Green Exchange, which will all remain unchanged under the terms of our merger agreement. CME Group’s recent efforts in Brazil along with our increased focus on Asia will only be enhanced by this combination of our two companies. Our benchmark products have global appeal. We are building relationships with foreign exchanges, government agencies, licensing providers and by launching new products that are relevant to users in those time zones.

By unifying our international efforts we will become an even more attractive partner. Other exchanges that have primarily domestic distribution may look to us to significantly increase their worldwide distribution by leveraging our network of customers and our capabilities to execute.

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	5

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

In summary, CME Group is committed to providing market users around the world with the broadest array of benchmark products, deep pools of liquidity and the choice of trading on our electronic platform or our trading floors. Because energy and metals markets complement our diverse suite of product offerings this acquisition creates immediate and long-term value for our combined company, our customers and our shareholders.

We have a proven track record of completing large-scale integrations on schedule and according to plan with a focus on ensuring a seamless experience for customers in our markets. In addition to operational cost efficiencies the combined company expects to further distribute NYMEX products and COMEX products, and expand OTC trading opportunities ensuring that CME Group can sustain its strong globally competitive position in the future.

Before we open this call up to your questions I want to discuss the roadmap to completion, which you can see on Slide 15. We will file a joint proxy statement prospectus with the SEC. At the appropriate time NYMEX Holding and CME Group will conduct shareholder votes, and will ask NYMEX members also, to vote on amendments to the NYMEX charter and bylaws, and to sell their memberships to the company. We also need the necessary regulatory approvals, and we expect this process to take six to nine months in total.

With that, we’ll open the call up to your questions. Thank you.

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	6

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question comes from the line of Rich Repetto [Sandler O’Neill]. Please proceed.

<Q – Richard Repetto>: Yes. Good morning, guys.

<A – Terrence Duffy>: Morning, Rich.

<Q – Richard Repetto>: Yes. First I want to congratulate both teams of CME and the NYMEX on the historic transaction here. I guess the first question is on the synergies, Craig, the 60 million – the NYMEX had outlined a pretty strong fundamental or aggressive cost-cutting program at the beginning of the year. Does the 60 million – is it inclusive of that? Or is it on top of – they outlined basically around 22 million in cost savings at the beginning of the year.

<A – James Parisi>: Hi, Rich. This is Jamie. Yes. You’re right. They had a cost savings program around 22 million. 12.5 million of that, roughly, was tied to the real estate, and potentially moving. And as we’ve said, we’re going to keep the trading floors in New York. So that piece of it we won’t be capturing, but the 60 million is – was based on work that we’ve done and is based off of numbers that NYMEX had worked with us on that already included a significant portion of the other piece, the other 10 million. So, in short, a good portion of the 22 million is in addition to the 60, and that piece relates to real estate just does not.

<Q – Richard Repetto>: Understood. And then the next question would be with the – Craig, you’ve been very credible on your work with the DOJ, and the approval release in the CBOT case. So just trying to see – the comp is level, and the groundwork that’s been done with Department of Justice in regard to this transaction?

<A – Craig Donohue>: Yes. Thank you, Rich. I mean obviously we prepare well for these kinds of situations as we did in the merger between Chicago Mercantile Exchange and the Chicago Board of Trade. We certainly feel that we’ve done that here as well. As you know, I mean we have to be mindful of the process that we would go through with the Department of Justice, which last time was a very professional process and we’re prepared for that and confident that we’ll be successful.

<Q – Richard Repetto>: Okay. That’s all I have. Congrats guys.

<A – Craig Donohue>: Thank you very much.

Operator: Your next question comes from the line of Howard Chen with Credit Suisse. Please proceed.

<Q – Howard Chen>: Good morning, everyone.

<A – Terrance Duffy>: Good morning, Howard.

<A – Richard Schaeffer>: Good morning, Howard.

<Q – Howard Chen>: Congratulations to all of you on this morning’s announcements.

<A – Richard Schaeffer>: Thank you.

<Q – Howard Chen>: Thank you for speaking to the strategic and financial benefits of the deal. I was hoping to hear from both management teams as to why now was the right time to strike a

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	7

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

deal? Maybe, Rich and Jim, could you please touch on why this was the right time to pursue a sale of the franchise? And Craig and Terry, can you walk us through your thoughts on why this was the right time to maybe strike a deal, particularly in light of the change in relative values and what’s going on in the broader market environment? Thanks.

<A – Richard Schaeffer>: Number one – it’s Rich Schaeffer. Number one, it’s important to say that this wasn’t done quickly, just at this point in time, we’ve been building to this for quite a long period of time. It started, originally, with our partnership with them that began many years ago with ACCESS, electronically, then continued to our partnership with the CME in the Globex situation. So this isn’t something we thought of a week ago and are implementing today. This is a plan that we’ve been working on for quite a period of time. It has been a strategic objective of ours to pick the right situation to stay on our own, to partner with another exchange or what would be the appropriate way to grow this business and maximize the potential. It was clear to us, unanimously voted by the NYMEX board, that the CME was the only partnership potential that would bring the most growth for the future of this exchange. We can’t control the price of the stock market. However, we both have sustained stable companies with growth. As we said, we’ve grown our business each quarter with record profits each quarter, never disappointed our analysts, we plan not to disappoint them again with our growth with our partners, Terry, Craig and their company, and we think this is a great time. Irrespective of the price of the stock at this point in time, the growth and the potential is going to create a great joint company with tremendous financial benefits to all of our investors in terms of growth of company and stock price.

<A – James Newsome>: Howard, this is Jim. As you know, we operate in a very competitive environment and we think the opportunities through the combined company of the CME Group and the NYMEX puts us in a position to better compete in this globally competitive marketplace and now is certainly the right time for us to move forward. We’re completely convinced, regardless of what’s going on within the stock market, that this combination is going to create more value for both sets of shareholders.

<A – Terrance Duffy>: Hi, Howard, it’s Terry Duffy. Let me just echo both Richie and Jim and also remind – with the Chicago Board of Trade transaction we had a bit of a history by doing the processing of the clearing before we did the transaction and I think that was very beneficial to the CME Group and for the Board of Trade also. And I do believe that since we’ve had an opportunity to have NYMEX on our systems since ‘06, it was the natural progression to go down this path and I echo Richie’s comments; market timing is almost impossible to ever initiate. So this was just the right time, from a business perspective, and again, we’re very happy to announce it today.

<Q – Howard Chen>: Great. Thanks, that all makes a lot of sense. I also had a few follow-up questions on the financial terms and synergy estimates. In the prepared remarks, Rich, you alluded to the fact that you plan to stay in the building for quite some time and, Craig, I think you echoed that somewhat. In the preliminary negotiation release and previous management’s statements that appeared, you might have an option to move somewhere else within the New York metro area and perhaps garner some proceeds from a building sale and generate some tax savings. Can you discuss why, if at all, your thinking has shifted a bit on the topic?

<A – Craig Donohue>: Yes, Howard, let me address that. Obviously, we’ve been very successful at CME Group with what we call hybrid models where not only do we afford customers the ability to trade on the CME Globex platform, but we also afford customers the opportunity to continue trading in the open outcry format, which has been incredibly profitable for us and a continuing source of very deep liquidity in many of our products, particularly those products that are not yet very well adapted to electronic trading. In the course of the time since our first preliminary disclosure and today’s announcement, we’ve been working very closely with the leadership at NYMEX and with the trading community to best understand how we can continue that successful set of alternatives in the NYMEX and COMEX products and we very strongly believe that this is the right choice and

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	8

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

the right decision and the same way that it’s been. I take a very large success in the Chicago markets; we think it’ll be very successful here in New York as well. The trading community here is very important. They will continue to be very important market makers, liquidity providers and customers of our combined exchange and that recognition is embodied in today’s announcement, where we will maintain the current trading floor facilities through the term of the existing occupancy agreement here and then thereafter in the New York Manhattan area depending on how the business evolves, which we can’t really predict right now.

<Q – Howard Chen>: Okay. And then with regards to the clearing, in the slide you speak to the capital efficiencies and that NYMEX will ultimately adopt the CME Group clearing model. But does that specifically mean that two clearinghouses will ultimately become one? Is that factored within this $60 million of cost synergies?

<A – Craig Donohue>: Yes. Let me just to say on that, that obviously there’s a lot of work that we will do together to develop a very detailed integration plan just as we did in the combination between CME and the Chicago Board of Trade. I can’t speak to how that will come out. Obviously, we will be looking to integrate our clearing functions so that we can realize synergies and those are part of the plans that we have. As to whether there will be a continuing separate clearinghouse, that remains to be seen and we’ll just have to work on that together in the coming months.

<Q – Howard Chen>: Great. Thanks, Craig. And then you also, on Slide 11, you speak to the fact that you’re migrating or you hope to migrate NYMEX ClearPort electronic trading and clearing to Chicago. Are you currently factoring in any tax-related savings from that migration into your 12th to 18th month breakeven expectation?

<A – Craig Donohue>: Certainly, as the revenue is sourced from Chicago, that could have an impact, yes. And as we put these two companies together and we’ve got locations around the world now, and partnerships around the world, we will continue to look to optimize the tax structure.

<Q – Howard Chen>: Okay. And then another one for you Jamie. Can you discuss-have you factored in any revenues, synergies or dis-synergies from pricing harmonization of the two fee schedules? Any order rule book harmonizations? Market data harmonizations?

<A – James Parisi>: I think it’s too early to talk about pricings, but certainly there are revenue synergies associated with the transaction. We’re leveraging their OTC expertise into the CME product set, we’re cross-selling to both customer sets and we’ll be leveraging our sales and marketing organizations into all of the products.

<Q – Howard Chen>: Okay. And then final quick one for you, Jamie. In light of the current market environment, can you discuss what you think or what you’d be using for your pre-tax cost of debt assumption? I think last time you guys came to the market it was around LIBOR, minus a couple of bps?

<A – James Parisi>: Yes. On shorter-term that’s right; that’s still where we’re at. And if there’s a term piece it might be a bit more than that but, overall, I’d say probably as the markets stand today, somewhere in the 4% or less.

<Q – Howard Chen>: Excellent. Thanks again, everyone, for taking the questions. Congratulations.

<A – Terrance Duffy>: Thanks, Howard.

<A – Richard Schaeffer>: Thank you, Howard.

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	9

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

<A – James Parisi>: Thank you, Howard.

Operator: Your next question comes from the line of Chris Allen with Banc of America. Please proceed.

<Q – Christopher Allen>: Hey guys, congratulations.

<A – Terrance Duffy>: Thank you, Chris.

<A – Richard Schaeffer>: Thanks, Chris.

<Q – Christopher Allen>: A couple of questions for Rich and Jim. First just on the membership payout, how is that going to be funded? And have you gotten a feel for what the members are thinking right now in terms of agreement with the deal?

<A – Richard Schaeffer>: We’re not going to comment yet on how it’s funded; we’re yet to workout the plan on the funding. That will be discussed with the CME leadership and that will follow in the up and coming days or weeks. No. We’re going to go out, we going to educate the membership as to why we think this is beneficial for them. Some of the members are stockholders and seat permit owners and some are just trading-right owners. We’re going to go and we’re going to explain to them why we believe this is beneficial for the entire institution. We, as I said, we voted 15 to 0, unanimously, to support this. We’re going to begin the education process as soon as we get done with our morning press conferences. So stay tuned. We will do it efficiently. We will explain it. We think at the end of the day people will see the merits, understand it and surely support the merger with the CME. Jim, do you want to comment?

<A – James Newsome>: Yes. I mean the only thing I would say, Chris, is that with regard to that value, we have a transparent open market on those trading rights now. We’ve had that for many, many, many years. So we’re able to see where those rights trade everyday, and we think we’ve done a good job of capturing that overall value and we’ll move forward with regards to educating our members and trading-right holders, and we’re confident that at the end of the day that they will agree with us.

<Q – Christopher Allen>: Okay. And then, Jamie, can you just comment on what your capital position will look like post deal? And how much flexibility you’re going to have there?

<A – James Parisi>: Yes. Chris, right now, as it stands at the lower end, those $3.4 billion worth of cash committed to the deal plus 500 million, obviously, for the seat repurchase puts us at 3.9 billion in total. There is the potential for over-subscription on the cash portion and that’s something that whether in-at our CME Group’s option-whether or not we decide to go beyond the 3.4. So we will take on some debt to finance the 3.9. We’ve got roughly 1 billion, 1.5 billion of cash likely at the point in time where this closes that we can put against this, so we’re probably the neighborhood of 2.4 billion or so in debt.

<Q – Christopher Allen>: And then, that would seem to imply you have some flexibility there. Have you guys given us any thought to share repurchase authorizations, just given where the share price is right now?

<A – James Parisi>: This is-I mean years. We’re putting $3.9 billion worth of cash, at least, into a deal that is akin to a share repurchase. Of course, it is something that we discuss on a regular basis with our Board of Directors.

<Q – Christopher Allen>: Okay. Thanks a lot guys.

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	10

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

Operator: Your next question comes from the line of Mike Vinciquerra with BMO Capital Markets. Please proceed.

<Q – Michael Vinciquerra>: Thank you, and good morning.

<A – Terrance Duffy>: Good morning, Mike.

<A – Richard Schaeffer>: Good morning, Mike.

<Q – Michael Vinciquerra>: Can you guys talk a little bit more about maybe a couple of specific areas where you see revenue growth opportunities from – straight from the combination? My understanding is that, that’s probably as attractive in this field as the, certainly, the cost side?

<A – Craig Donohue>: Yes, Mike, it’s Craig, and I’ll talk about that a little bit. Obviously, one of the things that we’ve been doing at CME Group is really strengthening our global sales and marketing functions, fairly extensively, not just on a global basis but also with a fairly high degree of segmentation across different customer segments, trying to make sure that we’re reaching the full range of customers that are likely to have an interest in trading our products. And one of the areas, in particular, where we’ve been very successful is that this area of cross-selling where there are large customer segments, hedge funds and electronic proprietary trading groups, to name a few, that have an appetite for trading a broader range of our products, and we’ve been quite successful in introducing them from stock index futures into foreign exchange, interest rates, and then more recently, energy and metals products. So I think that will be one area in which we can work together.

I think there also will be a lot of interesting opportunities for us just on a geographic basis. We cover different parts of the world in terms of penetration, if you will, and I think we’ll be able to take advantage of our different franchises in that respect. And then lastly, obviously, new product development and functionality development with the trading system to help facilitate spread trading across our different markets will be all areas of interest for us from a revenue and growth perspective. We’ve also been, I think, fairly aggressive in terms of some of the membership programs that we’ve adopted or incentive programs to try to attract customers to our markets on a lower-cost basis, hedge funds being a great example of that. I think there’s room for us to work together there as well to actually increase trading volumes and bring customers into the market through those kinds of programs and policies.

<Q – Michael Vinciquerra>: Right. Thank you for those thoughts. And one other thing; you announced separately the sale of your Metals Complex to NYSE Euronext last week. Can you discuss at all how that transition works? Or if there were any financial details you can share about that?

<A – Craig Donohue>: Well, I’ll just comment very briefly on that. Obviously, we’ve been trying to determine sort of the best way to transition those products given that we’ve had this trade matching services agreement with NYMEX for awhile, and we’ve been trying to find an effective way to keep those customers able to trade those products. This is a very good solution for us because the Board of Trade metals products were already being hosted on the LIFFE CONNECT platforms and so, obviously, New York Stock Exchange Euronext LIFFE is in a very good position to maintain a lot of continuity for the customers that are accustomed to trading, the e-cbot metals products, so we’re very happy with that outcome from a customer perspective. And beyond that, we’re not going to comment at this point further on the economics of that arrangement.

<Q – Michael Vinciquerra>: Okay. Thank you. Congratulations guys.

<A – Craig Donohue>: Thank you.

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	11

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

Operator: Your next question comes from the line of Rob Rutschow with Deutsche Bank. Please proceed.

<Q – Robert Rutschow>: Hi, good morning everybody.

<A – Terrance Duffy>: Good morning, Rob.

<A – Craig Donohue>: Good morning, Rob.

<Q – Robert Rutschow>: The first question I have relates to the building – I guess I’m just not understanding. I think NYMEX has a fair amount of extra space there, so are you anticipating keeping that? Or are you anticipating getting rid of some of it and have that in the cost savings as well?

<A – Craig Donohue>: Rob, let me take that and just say that we’ve been looking at, obviously, as part of reaching our agreement, the various arrangements that are in place today. With respect to this facility, there is an occupancy agreement that has certain terms and conditions in it that we want to fully comply with. The ability to realize value in the longer term, in terms of any potential sale of this building, is dependent on our compliance with that occupancy agreement. And so we feel that this is the best arrangement for us in terms of the long-term. And so whether there are things that could be done with excess capacity remains to be determined and that’s something that would have to be done in conjunction with the local authorities here because of the incentive agreements that exist.

<Q – Robert Rutschow>: Okay. My second question is a little bit more of a general business question. Obviously, we’ve had very volatile markets on the credit side. And so what I’m wondering is, how much of the assets that are pledged to the respective clearinghouses are represented by mortgage-backed securities? And there’s been a bit of a decoupling of the values there versus the Treasuries, so I’m wondering how you mitigate that risk as well?

<A – Richard Schaeffer>: I’d say, Robert, the vast majority of the securities that are posted with the clearinghouse are treasury-type securities.

<A – Craig Donohue>: Yes, Rob, you can actually see on both the CME Group and the NYMEX website the forms of collateral that are able to be posted by clearing member firms with us and I think you’ll find it to be extremely high quality collateral, essentially as Jamie noted, most of it is US Treasuries. But you’ll see other very, very high quality collateral. And that’s been true for many years. We don’t generally accept very illiquid collateral or collateral that generally —.

<Q – Robert Rutschow>: Yes. Well I was looking at the list and I was just specifically asking about the mortgage-backed, agency mortgage-backed – they have had a bit of a decoupling from the Treasuries?

<A – Richard Schaeffer>: It’s the same in NYMEX, is rich shape for we have very negligible risk in any of those instruments, that we’re very comfortable with our position. It’s not an issue for either of our exchanges.

<Q – Robert Rutschow>: Okay. Thanks a lot.

Operator: I would now like to turn the call over to Terry Duffy for closing remarks.

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	12

NYMEX Holdings, Inc.	NMX	Acquisition of NYMEX Holdings, Inc by CME Group Inc Call	Mar. 17, 2008
Company▲	Ticker▲	Event Type▲	Date▲

Terrance Duffy, Executive Chairman

Well let me, again, thank everybody for joining us this morning and we look forward to updating all of our shareholders as we continue to work through this process and, again, thank you for being on today.

Operator: Thank you all for your participation in today’s conference. This concludes the presentation. You may now disconnect and have a good day.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2008. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

www.CallStreet.com • 212-849-4070 • Copyright © 2001-2008 CallStreet	13